AGREEMENT OF MERGER

OF

CDX.COM MERGER, INC., AN OKLAHOMA CORPORATION

AND

CDX.COM, INC., A COLORADO CORPORATION

         THIS AGREEMENT OF MERGER (the "Agreement") dated as of July 28, 2005, is made and entered into by and between CDX.com Merger, Inc., an Oklahoma corporation ("CDX Merger"), and CDX.com, Inc., a Colorado corporation ("CDX"), which corporations are sometimes referred to herein as the "Constituent Corporations."

W I T N E S S E T H:

         WHEREAS, CDX Merger is a corporation organized and existing under the laws of the State of Oklahoma and had an authorized capital of 100,000,000 shares of common stock, $0.001 par value per share(the " CDX Merger Common Stock"), of which 1,000 are issued and outstanding, and no shares of preferred stock are issued and outstanding; and

         WHEREAS, CDX is a corporation organized and existing under the laws of the State of Colorado and had an authorized capital of 100,000,000 shares of common stock, $0.001 par value per share (the "CDX Common Stock"), of which 435,791 shares are issued and outstanding; and

         WHEREAS, the respective Boards of Directors of CDX Merger and CDX have determined that it is in the best interests of CDX and its shareholders that CDX merge with and into CDX Merger (the "Merger"); and

         WHEREAS, the respective Boards of Directors and shareholders of the Constituent Corporations have approved this Agreement and the Merger; and

         WHEREAS, the parties intend by this Agreement to effect reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that CDX shall be merged into CDX Merger upon the terms and conditions set forth.

ARTICLE I

MERGER

         1.1 MERGER. On the effective date of the Merger (the "Effective Date") as provided herein, CDX shall be merged into CDX Merger, the separate existence of CDX shall cease and CDX Merger (hereinafter sometimes referred to as the "Surviving Corporation") shall continue to exist under the name of CDX.com Merger, Inc. by virtue of, and shall be governed by, the laws of the State of Oklahoma.

ARTICLE II

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

         2.1 ARTICLES OF INCORPORATION. The name of the Surviving Corporation shall be " CDX.com Merger, Inc." The Articles of Incorporation of the Surviving Corporation as in effect on the date hereof shall be the Articles of Incorporation of CDX Merger (the "Articles of Incorporation") without change.

         2.2 BYLAWS. The Bylaws of the Surviving Corporation as in effect on the date hereof shall be the Bylaws of CDX (the "Bylaws") without change unless and until amended in accordance with applicable law.

         2.3 OFFICERS AND DIRECTORS. Upon the Effective Date, the officers of CDX Merger shall be the officers of the Surviving Corporation, and the members of the Board of Directors of CDX Merger shall be the current members of the Board of Directors of the Surviving Corporation. Such persons shall hold office in accordance with the Bylaws until their respective successors shall have been appointed or elected.

         If upon the Effective Date, a vacancy shall exist in the Board of Directors of the Surviving Corporation, such vacancy shall be filled in the manner provided by the Bylaws.

ARTICLE III

EFFECT OF MERGER ON STOCK OF CONSTITUENT CORPORATIONS

         3.1 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of CDX Merger Common Stock or any shares of CDX Common Stock:

              (a) each share of CDX Merger Common Stock owned by CDX immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

              (b) each share of common stock of CDX outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation (the "Surviving Corporation Shares"); and

ARTICLE IV

GENERAL

         4.1 FURTHER ASSURANCES. Each of CDX Merger and CDX agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments and will take or cause to be taken such further or other action as the Surviving Corporation may deem necessary in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest of CDX Merger and CDX and otherwise to carry out the intent and purposes of this Agreement.

         4.2 AMENDMENT. The Boards of Directors of CDX Merger and CDX may amend this Agreement at any time prior to the Effective Date.

         4.3 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after shareholder approval of this Agreement, by the consent of the Board of Directors of CDX Merger and CDX. In the event this Agreement is terminated, it shall become wholly void and of no effect and no liability on the part of either Constituent Corporation, its Board of Directors or shareholders shall arise by virtue of such termination.

         4.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance by the laws of the State of Oklahoma, without giving effect to the principles of conflicts of laws thereof.

         4.5 FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         4.6 COUNTERPARTS. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective Presidents and Secretaries, all as of the day and year first above written.

                                   CDX.COM, INC.,

                                    a Colorado corporation

                                    By: /s/   James B. Frack

    James B. Frack, President, Chairman, Secretary/Treasurer

   and Sole Director

                                    CDX.COM MERGER, INC.,

                                    a Oklahoma corporation

                                    By: /s/   James B. Frack

    James B. Frack, President, Chairman, Secretary/Treasurer

   and Sole Director

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